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                                                                 Exhibit 99.8

Non-Laser Treatment for Farsighted People
Could Be Alternative to Eyeglasses, Contacts, "Irreversible" Techniques

KeraVision Plans To Expand Clinical Study to U.S., Canada, Europe

New Orleans (November 9, 1998) -- Eighty-five percent of farsighted (hyperopic) patients were able to see with 20/20 vision or better and all 100 percent had vision of 20/40 or better after being treated with an experimental non-laser approach to vision correction surgery, according to clinical results from a hyperopia study that were reported at an American Academy of Ophthalmology (AAO) meeting in New Orleans. 20/40 is the vision standard for receiving a driver's license in most states.

The experimental product, which is under development outside the U.S. by KeraVision, Inc. (Nasdaq: KERA) of Fremont, CA, could offer the first reversible, non-laser surgical treatment for the estimated 20 million adult Americans who live with low to moderate farsightedness.
KeraVision intends next year to launch additional hyperopia studies at clinical sites in the U.S., Canada and Europe.

"While these results are preliminary, KeraVision could some day offer the possibility for permanent correction without the patients having to make a permanent choice," said Arturo S. Chayet, MD, of San Diego, a clinical investigator and ophthalmologist who performed the initial study in Mexico. "So far, my patients are pleased with their correction, their rapid recovery and the added potential benefit of reversibility.
I think this technology eventually could be a valuable new tool for surgeons in an emerging field of vision correction."

The advantage of a reversible, non-laser approach to vision correction would be patients' freedom to have their correction changed as their eyesight changes with age, or even to take advantage of future advancements in vision correction. KeraVision has developed a similar non-laser treatment for nearsightedness (myopia), called the KeraVision (registered trademark) Ring. That product is currently sold in Canada and in several European countries and is under final review by the FDA for possible commercial use in the U.S.

Chayet's report, which was delivered at an AAO meeting on Saturday, November 7, was based on clinical results for 13 patients who were monitored for one month following surgery. These results were achieved with an improved KeraVision design that demonstrated better results that those achieved for Chayet's first group of patients.

Possible commercial approval could be several years away.

      Longer Term Visual Stability Reported for First Group

When treated with the earlier KeraVision product design, 14 farsighted patients continued to experience visual stability six months after their treatment; 71 percent of them saw 20/20 or better and 100 percent saw 20/40 or better, which is the vision standard for receiving a driver's
license in most U.S. states.   Chayet also reported one-year clinical
data for the original four KeraVision hyperopia patients: 50 percent saw 20/20 vision or better and 100 percent saw 20/40 or better.

Chayet added, "KeraVision's hyperopia technology will require further study, but at this stage it appears to offer some of the same advantages as their myopia product: good correction and fast visual recovery without any harm to the central optical zone."

KeraVision's hyperopia product consists of several micro-thin inlays that are placed in the cornea but outside of the central optical zone. Unlike excimer laser procedures, the KeraVision treatment does not permanently alter the central optical zone, which is the critical area for clear vision. The inlays are placed or removed during a brief, outpatient procedure using anesthetic eyedrops.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for low to moderate myopia (nearsightedness) and low to moderate hyperopia (farsightedness). These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is the KeraVision Ring for myopia, part of a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to the experimental product or the surgical procedure, competitive products and technology, market acceptance of the experimental product, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended September 30, 1998.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030


www.keravision.com
"Fax on Demand"
(800) 448-8559
KeraVision Ring and
ICR are registered
trademarks or trademarks
of KeraVision, Inc. in
the U.S. and foreign
countries."

* * * * * *
Renee Keller
Shareholder Relations
KeraVision, Inc.
(510) 353-3000